NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN EARNINGS

Aiken, South Carolina (January 28, 2013) - Security Federal Corporation (“Company”) (OTC:SFDL), the holding company of Security Federal Bank (“Bank”), today announced earnings for the nine month period ended December 31, 2012. Net income available to common shareholders increased $590,000 or 57.0% to $1.6 million or $0.55 per common share (basic) for the nine months ended December 31, 2012 compared to $1.0 million or $0.35 per common share (basic) for the nine months ended December 31, 2011.  The Company reported net income available to common shareholders of $444,000 or $0.15 per common share (basic) for the three months ended December 31, 2012, an increase of $68,000 or 18.1% when compared to net income of $376,000 or $0.13 per common share (basic) for the three months ended December 31, 2011. The increases in both periods were primarily the result of a decrease in the provisions for loan losses and income taxes offset slightly by a decrease in net interest income.

Non-performing assets, which consist of non-accrual loans and repossessed assets, decreased $11.7 million or 31.7% to $25.2 million at December 31, 2012 from $36.8 million at March 31, 2012. Non-performing assets were $33.7 million at December 31, 2011. Management of the Company is actively focused on and working diligently to reduce these balances. For the nine months ended December 31, 2012, an additional $2.0 million was provided for the allowance for loan losses. As a result, the allowance for loan losses was 2.80% of total loans at December 31, 2012 compared to 3.32% at March 31, 2012. Management continues to closely monitor the loan portfolio to proactively identify any potential problem loans.

The net interest margin decreased 33 basis points to 2.80% for the nine months ended December 31, 2012 compared to 3.13% for the comparable period in the previous year. As a result, net interest income decreased $2.7 million or 13.3% to $17.3 million for the nine months ended December 31, 2012, compared to $20.0 million for the nine months ended December 31, 2011. For the quarter ended December 31, 2012, net interest margin decreased 33 basis points to 2.76% from 3.09% for the same quarter in 2011.  Net interest income decreased $827,000 or 12.7% to $5.7 million for the three months ended December 31, 2012, compared to $6.5 million for the three months ended December 31, 2011.

Non-interest income for the nine months ended December 31, 2012 was $4.4 million, a decrease of $962,000 or 18.1% compared to $5.3 million for the same period in the prior year. For the current quarter non-interest income was $1.7 million, a decrease of $860,000 or 33.6% compared to $2.6 million for the same quarter in 2011. The decrease in both periods was primarily the result of decrease in the gain on sale of investments.

For the nine months ended December 31, 2012, non-interest expense increased $1.5 million or 9.4% to $17.1 million, compared to $15.6 million for the same period in 2011. The increase in non-interest expense is primarily a result of an increase in the net costs associated with the operation of foreclosed properties including write downs on these properties. Excluding these costs, non-interest expense would have decreased $452,000 or

3.1% for the nine months ended December 31, 2012. For the quarter ended December 31, 2012, non-interest expense increased $458,000 or 8.7% to $5.7 million compared to $5.2 million in 2011, of which $257,000 of the increase related to net costs associated with operation of foreclosed properties.

The provision for income taxes decreased $960,000 or 57.7% to $704,000 for the nine months ended December 31, 2012 compared to $1.7 million for the same period in 2011. For the quarter ended December 31, 2012, provision for income taxes decreased $1.1 million or 86.1%.  In December 2011, the Company reorganized as a bank holding company. As a result of this transaction, the Company recognized a one-time charge of $625,000 in income tax expense which resulted from a portion of its deferred tax asset that became unrealizable. Going forward as a result of the charter conversion, the Company will be subject to a lower state income tax rate and therefore will experience lower income tax expense.

As of December 31, 2012, the Bank exceeded all regulatory capital requirements with a Total Risk-Based capital ratio of 20.77%, compared to 18.71% at March 31, 2012. The Company’s shareholders’ equity increased $1.8 million or 2.3% to $82.6 million at December 31, 2012 compared to $80.8 million at March 31, 2012.

Total assets at December 31, 2012 were $890.4 million compared to $924.6 million at March 31, 2012, a decrease of $34.3 million or 3.7% for the nine-month period. Net loans receivable decreased $30.8 million or 7.2% to $397.7 million at December 31, 2012 from $428.5 million at March 31, 2012.  Total deposits decreased $19.9 million or 2.9% to $676.3 million at December 31, 2012 compared to $696.2 million at March 31, 2012.  Federal Home Loan Bank advances, other borrowings, convertible senior debentures and subordinated debentures decreased $17.3 million or 12.1% to $125.8 million at December 31, 2012 from $143.1 million at March 31, 2012.

As previously announced, the Company’s Board of Directors approved a fiscal year-end change from March 31 to a calendar year-end of December 31. This change was effective as of December 31, 2012; therefore the Company operated a short year from April 1, 2012 to December 31, 2012 and then began a new fiscal year on January 1, 2013. Conversion of the fiscal year to a calendar year is intended to simplify reporting and more closely align the Company with its peer banks.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Roy Lindburg, Chief Financial Officer, at (803) 641-3070

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; changes in the level and trend of loan delinquencies and write-offs;economic conditions in the Company’s primary market area; results of examinations of the Company by the Board of Governors of the Federal Reserve System and the Bank by the Federal Deposit Insurance Corporation and the South Carolina State Board of Financial Institutions, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses or to write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretations of regulatory capital or other rules, including changes related to Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules;  changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2012.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)

	INCOME STATEMENT HIGHLIGHTS

	Quarter Ended December 31,		Nine Months Ended December 31,
	2012	2011	2012	2011
Total interest income	$8,044	$9,467	$24,791	$29,577

Total interest expense	2,378	2,974	7,460	9,583

Net interest income	5,666	6,493	17,331	19,994

Provision for loan losses	950	2,100	1,975	6,700

Net interest income after
provision for loan losses	4,716	4,393	15,356	13,294

Non-interest income	1,703	2,563	4,365	5,327

Non-interest expense	5,693	5,235	17,062	15,592

Income before income taxes	726	1,721	2,659	3,029

Provision for income taxes	172	1,235	704	1,664

Net income	$554	$486	$1,955	$1,365

Preferred stock dividends & accretion
of preferred stock to redemption value	110	110	330	330

Net income available to common
Shareholders	$444	$376	$1,625	$1,035

Earnings per common share (basic)	$0.15	$0.13	$0.55	$0.35

	BALANCE SHEET HIGHLIGHTS

	December 31, 2012	March 31, 2012%

Total assets	$890,355	$924,637	-3.71%

Cash and cash equivalents	7,904	9,331	-15.29%

Total loans receivable, net	397,706	428,511	-7.19%

Investment and mortgage-backed securities	430,988	421,631	2.22%

Deposits	676,339	696,201	-2.85%

Borrowings	125,813	143,110	-12.09%

Shareholders' equity	82,592	80,772	2.25%

Book value per share	$20.45	$19.83	3.13%

Total risk based capital ratio (1)	20.77%	18.71%	11.01%

Non performing assets	25,159	36,818	-31.67%

Non performing assets to total assets	2.83%	3.98%	-28.89%

Allowance as a percentage of gross loans	2.80%	3.32%	-15.66%

(1)- This ratio is calculated using Bank only information and not consolidated information